Exhibit 99.1

PDS Biotech to Present Updated Immune Response Data from Combination of PDS0101 and KEYTRUDA® (pembrolizumab) in Head and Neck Cancer Patients at ESMO Congress 2023

Data from ongoing VERSATILE-002 trial to highlight HPV16-specific T cell responses in subjects receiving PDS0101 and KEYTRUDA® for recurrent or metastatic HPV16-positive head and neck cancer

Florham Park, NJ, July 25, 2023 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary T cell activating platforms, today announced that an abstract detailing  immune response data from the VERSATILE-002 Phase 2 clinical trial investigating PDS0101 in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with unresectable, recurrent or metastatic human papillomavirus (HPV)16-positive head and neck cancer has been accepted for presentation at the European Society for Medical Oncology Congress 2023 (ESMO Congress 2023).  ESMO Congress 2023 is being held October 20-24, 2023 in Madrid.

The abstract, titled, “Polyfunctional HPV16-Specific T cell responses in subjects receiving PDS0101 and pembrolizumab combination treatment for recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC),” reports on the ability of PDS0101 in combination with KEYTRUDA® to induce the right type of HPV16-specific multifunctional T cell responses in the treatment of advanced HPV16-positive head and neck cancer.  PDS0101 is designed to stimulate a potent targeted T cell attack against HPV16-positive cancers. The immunological clinical data demonstrates the immunotherapy’s potential to generate clinically-relevant multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity in advanced head and neck cancer patients.

“We are pleased to present biomarker data from the VERSATILE-002 clinical trial among a gathering of the world’s leading members of the clinical and scientific oncology community at ESMO Congress 2023,” stated Lauren V. Wood, M.D., PDS Biotech’s Chief Medical Officer and a co-author of the study. “The incidence of HPV-positive head and neck cancers is growing rapidly, and there is currently a lack of effective targeted therapies to address this population. To date, multiple studies in early-stage and advanced cancer patients have demonstrated the ability of PDS0101 to induce high levels of active and potent HPV16-specific CD4 and CD8 multifunctional T cells, as well as long-lasting memory CD8 T cells, substantiating the potential for PDS0101 combined with KEYTRUDA® to expand the range of treatments addressing HPV16-positive head and neck cancers.”

Abstract Title: Polyfunctional HPV16-Specific T cell responses in subjects receiving PDS0101 and pembrolizumab combination treatment for recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC)
Abstract Number: 6982
Presenting Author: Dr. Kevin Harrington, Ph.D., Professor of Biological Cancer Therapies, The Royal Marsden
Authors: K. Harrington, J. Weiss, K. Price, J. Kaczmar, D. Schaaf, N. Riebel, S. Jones, A. Cotty, S. McCarthy, L. Wood

For patients interested in enrolling in this clinical trial, please contact NCI’s toll-free number 1-800-4-Cancer (1-800-422-6237) (TTY: 1-800-332-8615) and/or the Web site:  https://trials.cancer.gov and/or NCIMO_referrals@mail.nih.gov.

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity. Interim data suggests PDS0101 generates clinically effective immune responses and the combination of PDS0101with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression, and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About VERSATILE-002
VERSATILE-002 is a single-arm Phase 2 trial evaluating the safety and efficacy of PDS0101, an HPV16-targeted investigational T cell-activating immunotherapy that leverages PDS Biotech’s proprietary Versamune® technology, in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab). The combination is being evaluated in immune checkpoint inhibitor (ICI)-naïve and ICI-refractory patients with recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC) and was granted Fast Track designation by the Food and Drug Administration in June 2022.

Interim efficacy and safety data will be presented at the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting for ICI-naïve patients. Preliminary data from the first 34 patients demonstrated a 12-month overall survival rate of 87% and median progression free survival of 10.4 months.  No Grade 4 or higher treatment related adverse events were observed.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc.,
Rahway, NJ, USA.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune™ T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to,  management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.
KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc.,
Rahway, N.J., USA.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contacts:
Tiberend Strategic Advisors, Inc.
Dave Schemelia
Phone: +1 (609) 468-9325
dschemelia@tiberend.com

Eric Reiss
Phone: +1 (802) 249-1136
ereiss@tiberend.com